June 2, 1999



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

      We were  previously the  independent  accountants  for Celtic  Investment,
Inc., and on August 18, 1998, we reported on the consolidated financial statements of Celtic Investment, Inc. and subsidiaries as of and for the two years ended June 30, 1998. On May 14, 1999, we were dismissed as independent accountants of Celtic Investment, Inc. We have read Celtic Investment, Inc's statements included under Item 4 of its Form 8-K for May 25, 1999, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statements (a) the change was recommended by the Board of Directors, and (b) that the Company has not appointed new independent accountants.


                                    /s/ McGladrey & Pullen, LLP
                                    MCGLADREY & PULLEN, LLP






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